SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

Check the appropriate box:

[ ] Preliminary information statement [ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).
[X] Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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[X]           No fee required

[  ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule
                                0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, schedule or registration statement no.:

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(4)           Date filed:

OPTIMUM FUND TRUST

OPTIMUM SMALL-MID CAP VALUE FUND

2005 Market Street
Philadelphia, PA 19103-7094

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement:

The Information Statement is available at www.optimummutualfunds.com

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of the Optimum Small-Mid Cap Value Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).

This Information Statement is being mailed on or about December 21, 2009 to shareholders of record of the Fund as of December 11, 2009.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisers unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisers, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments® affiliates requested and received an exemptive order from the SEC on November 7, 2006 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust, and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new sub-advisory agreements on behalf of the Trust without shareholder approval. The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.

Until September 28, 2009, the Delafield Asset Management Division of Reich & Tang Asset Management, LLC (“Delafield”) served as a sub-adviser to the Optimum Small-Mid Cap Value Fund.  On September 28, 2009, the portfolio management team and certain support staff of Delafield joined Tocqueville Asset Management, L.P. (“Tocqueville”). In anticipation of this transaction and consistent with the terms of the SEC Order, at an Optimum Fund Trust Board meeting held on September 22, 2009 (the “Meeting”) the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), approved the termination of the sub-advisory agreement with Delafield, effective upon the portfolio management team of Delafield joining Tocqueville, and the following sub-advisory agreements between the Manager and Tocqueville for the Fund: (i) an initial sub-advisory agreement to become effective upon the portfolio management team of Delafield joining Tocqueville (which occurred on September 28, 2009); and (ii) a subsequent sub-advisory agreement with identical terms to become effective upon the closing of the Transaction (defined below in “The Investment Manager” section), at which time the initial sub-advisory agreement with Tocqueville will terminate. If the Transaction is not completed, the subsequent sub-advisory agreement with Tocqueville will not go into effect and the initial sub-advisory agreement with Tocqueville will continue in effect. The initial sub-advisory agreement and the subsequent sub-advisory agreement between DMC and Tocqueville are referred to as “Sub-Advisory Agreement(s)” below.

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The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order.  These conditions require, among other things, that within ninety (90) days of hiring a new sub-adviser, the affected fund will notify the shareholders of the fund of the changes.  This Information Statement provides such notice of the changes and presents details regarding Tocqueville and the Sub-Advisory Agreements.

THE INVESTMENT MANAGER

The Manager is located at 2005 Market Street, Philadelphia, Pennsylvania 19103-7094, and is a series of Delaware Management Business Trust, which is a subsidiary of Delaware Management Holdings, Inc. (“DMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Lincoln National Corporation (“LNC”).  The Manager is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

On August 19, 2009, LNC announced that one of its subsidiaries signed a stock purchase agreement to sell ownership of DMHI and its subsidiaries (also known by the marketing name of Delaware Investments) including the Manager, Delaware Distributors, L.P., and Delaware Service Company, Inc., to Macquarie Group, a global provider of banking, financial, advisory, investment and funds management services (the “Transaction”).  The Transaction is expected to close on or around December 31, 2009, subject to regulatory approvals and other customary closing conditions.

The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated July 17, 2003 between the Trust and the Manager (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisers to carry out the investment program of the Fund, subject to the approval of the Board.  The Manager continuously reviews and supervises the investment program of the Fund.  The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund.  The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment adviser, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund.  The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisers, and to monitor the sub-advisers’ compliance with the Fund’s investment objective, policies and restrictions.  Under the Management Agreement, the Trust will bear the expenses of conducting its business.  In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of:  1.05% of average daily net assets up to $75 million; 1.025% of average daily net assets from $75 million to $150 million; 1.00% of average daily net assets over $150 million. The Manager has contracted to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels.  After giving effect to the fee waiver and expense reimbursement agreement, the Manager received advisory fees of $545,967 from the Fund for the fiscal year ended March 31, 2009.

The key executives and each trustee of the Manager and their principal occupations are: Patrick P. Coyne, Trustee and President; See Yeng Quek, Trustee and Executive Vice President/Managing Director/Chief Investment Officer, Fixed Income; David P. O’Connor, Trustee and Senior Vice President/Strategic Investment Relationships and Initiatives/General Counsel; Michael J. Hogan, Executive Vice President/Head of Equity Investments; and Philip N. Russo, Executive Vice President/Chief Administrative Officer.  The address of each person listed is 2005 Market Street, Philadelphia, Pennsylvania 19103-7094.

THE SUB-ADVISER

Tocqueville, located at 40 West 57th Street, 19th Floor, New York, NY 10019, has been in the asset management business since 1985. As of September 30, 2009, Tocqueville had approximately $7.67 billion in assets under management.  The Sub-Advisory Agreement between Tocqueville and the Manager is dated September 25, 2009.  J. Dennis Delafield and Vincent Sellecchia are primarily responsible for the day-to-day management of Tocqueville’s share of the Fund’s assets.  Messrs. Delafield and Sellecchia are Managing Directors of Tocqueville.  They have been associated with Tocqueville since September 2009. Prior to joining Tocqueville, Messrs. Delafield and Sellecchia were Managing Directors of Reich & Tang Asset Management, LLC.

Tocqueville was approved by the Board to serve as a sub-adviser to the Fund at the Meeting.  Tocqueville is not affiliated with the Manager, and Tocqueville discharges its responsibilities subject to the oversight and supervision of the Manager.  Tocqueville is compensated out of the fees that the Manager receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Delafield by Tocqueville and the implementation of the Sub-Advisory Agreement.  The fees paid by the Manager to Tocqueville depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to Tocqueville by the Manager.  In accordance with procedures adopted by the Board, Tocqueville may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Tocqueville serves as an investment adviser to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Fund	Assets as of September 30, 2009	Annual Advisory Fee Rate (as a percentage of average daily net assets)
The Delafield Fund	$656,897,542	0.80% on the first $250 million of assets 0.75% on the next $250 million of assets 0.70% on the next $500 million of assets 0.65% on all assets over $1 billion
The Select Fund	$26,214,018	0.80% on all net assets

The names and principal occupations of the principal executive officers of Tocqueville and the Tocqueville portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Tocqueville, is 40 West 57th Street, 19th Floor, New York, NY 10019:

Name	Position
Francois Sicart	Founder & Chairman
Robert W. Kleinschmidt	President & Chief Investment Officer
Roger Cotta	Chief Operating Officer
John Cassidy	Treasurer
Anthony Chen	Controller
John C. Hathaway	Senior Managing Director
P. Drew Rankin	Managing Director
James E. Hunt	Managing Director
J. Dennis Delafield	Managing Director
Vincent Sellecchia	Managing Director

THE SUB-ADVISORY AGREEMENTS

The Sub-Advisory Agreements were approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Sub-Advisory Agreements for an initial term of two years.  Thereafter, continuance of a Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  Each Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of each Sub-advisory Agreement, other than provisions that clarify each party’s responsibilities concerning compliance reporting and regulations, are substantively similar to the sub-advisory agreement between the Manager and Delafield, the Fund’s prior sub-adviser.

Each Sub-advisory Agreement provides that Tocqueville, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio.  Tocqueville, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets.  Tocqueville also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

Each Sub-advisory Agreement provides for Tocqueville to be compensated based on the average daily net assets of the Fund allocated to Tocqueville.  Tocqueville is compensated from the fees that the Manager receives from the Fund.  Tocqueville generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

Each Sub-advisory Agreement may be terminated without the payment of any penalty, by: (i) the Manager or the Trust at any time on written notice to Tocqueville, or (ii) Tocqueville, on not less than sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-Advisory Agreements among the Trust, the Manager and Westwood. In reaching the decision to approve Tocqueville, the Board considered and reviewed information about Tocqueville, including its personnel and operations, which had been provided by Tocqueville. The Board also reviewed material furnished by the Manager (with the assistance of its consultant, LPL Financial Corporation), including: a memorandum from the Manager reviewing the Sub-Advisory Agreements and the various services proposed to be rendered by Tocqueville; research and analysis concerning the Manager’s proposal of Tocqueville; a description of Tocqueville’s proposed sub-advisory fees under the Sub-Advisory Agreements; information concerning Tocqueville’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to Tocqueville’s personnel, organization and policies; copies of Tocqueville’s compliance policies and procedures and its Code of Ethics; and copies of the Sub-Advisory Agreements.

In considering such information and materials, the Independent Trustees received assistance from and met separately with independent counsel. The materials prepared by Management specifically in connection with the approval of the Sub-Advisory Agreements were sent to the Independent Trustees in advance of the meeting. While attention was given to all information furnished, the following discusses under separate headings the primary factors taken into account by the Board in its consideration of the Sub-Advisory Agreements.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Tocqueville, the Board specifically considered that the Sub-Advisory Agreements contain substantially similar provisions to those in the prior Delafield sub-advisory agreement for the Fund. The Board also considered the representation from Tocqueville that the Delafield portfolio managers who have managed the sleeve of the Fund previously allocated to Delafield since its inception would continue to act as portfolio managers to the Fund on behalf of Tocqueville pursuant to their existing investment strategy. Based on this representation, the quality of the services to be provided by Tocqueville was considered primarily in respect to the prior investment performance of Delafield on its sleeve of the Fund. Also, the Board considered the compatibility of the Fund’s sub-advisers’ investment philosophies and methodologies, and noted that Management had taken steps over the prior year to improve performance. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by Tocqueville under the Sub-Advisory Agreements were satisfactory.

Investment Performance. As noted above, the Board placed weight on Tocqueville’s representation that there are no planned changes with respect to the Delafield personnel responsible for security selection and portfolio management of its portion of the Fund after Delafield personnel joined Tocqueville. Therefore, the Board placed significant emphasis on Delafield’s prior investment performance on its sleeve of the Fund. While consideration was given to performance reports and discussions throughout the year, particular attention in assessing performance was given to Delafield’s performance on its portion of the sleeve to date relative to the Fund’s peers and benchmark. The Board was satisfied with such performance. The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by Tocqueville under the Sub-Advisory Agreements.

Sub-Advisory Fee; Profitability; and Economies of Scale. The Board was provided with a description of fees to be charged by Tocqueville under the Sub-Advisory Agreements which showed them to be identical to the sub-advisory fees from the existing Delafield sub-advisory agreement for the Fund, and to be competitive with those to be charged by Tocqueville to other comparable investment companies or accounts. The Board was informed that Tocqueville may receive certain fall-out benefits in connection with its relationship with the Fund, such as soft-dollar arrangements. The Board also noted that the management fee paid by the Fund to the Manager would stay the same, and that the Manager’s profitability should not be affected by approving the Sub-Advisory Agreements with Tocqueville since the sub-advisory fees are remaining the same as the fees for Delafield. Information about Tocqueville’s estimated profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Board also noted that economies of scale are shared with the Fund and its shareholders through the Manager’s investment management fee breakpoints, so that as the Fund grows in size its effective management fee rate declines. Based upon such facts, the Board believed that the fees to be charged by Tocqueville under the Sub-Advisory Agreements were fair and reasonable in relation to the services being provided.

GENERAL INFORMATION

Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated July 17, 2003.  The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A, Class B, and Class C shares under their respective Rule 12b-1 Plans. The Distributor is a subsidiary of DMHI, and, therefore, currently a subsidiary of LNC, pending the Transaction. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator and Fund Accountant
Delaware Service Company, Inc. (“DSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing and transfer agent.  DSC provides fund accounting and financial administration oversight services to the Fund.  Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings.  Additionally, DSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DSC is an affiliate of the Manager, and is a subsidiary of DMHI and, therefore, currently a subsidiary of LNC, pending the Transaction.

The Bank of New York Mellon, One Wall Street, New York, NY  10286-0001, provides fund accounting and financial administration services to the Fund.  Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund made payments in the amount of $31,000 to affiliated brokers for the fiscal year ended March 31, 2009.

Record of Beneficial Ownership
As of December 11, 2009, the Fund believes that there were no accounts holding 5% or more of the outstanding shares of any Class of the Fund.  As of December 11, 2009, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800-914-0278.